SCHEDULE 14A

                                (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the registrant    [X]
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

    [ ]  Preliminary Proxy Statement          [ ] Confidential, For Use of the
    [X]  Definitive Proxy Statement               Commission Only (as permitted
    [ ]  Definitive Additional Materials          by Rule 14a-6(e)(2)
    [ ]  Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                           Iwerks Entertainment, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X]  No Fee Required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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--------------------------------------------------------------------------------
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         computed pursuant to Exchange Act Rule 0-11:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

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    (2)  Form, Schedule or Registration Statement No.:

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


                           IWERKS ENTERTAINMENT, INC.

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 13, 2000

                                   -----------

TO OUR STOCKHOLDERS:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Iwerks Entertainment, Inc. (the "Company"), to be held at 4540 West Valerio Street in Burbank, California at 10:00 a.m., local time. The Annual Meeting is being held for the following purposes:

         1. To elect two Class I Directors to hold office for three years and until their respective successors have been elected;

         2. To approve the proposal to amend the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a one-for-three and one-half reverse stock split of the shares of the Company's Common Stock; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         Only stockholders of record of the Common Stock of the Company at the close of business on November 24, 1999 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

         All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete and return the enclosed Proxy as promptly as possible in the enclosed postage prepaid envelope. Any record holder attending the Annual Meeting may vote in person, even though he or she has returned a Proxy.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ CHARLES GOLDWATER

                                       Charles Goldwater
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

4540 West Valerio Street
Burbank, California
December 17, 1999

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A RECORD HOLDER AND ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                           IWERKS ENTERTAINMENT, INC.

                                ----------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 13, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Iwerks Entertainment, Inc., a Delaware corporation ("Iwerks" or the "Company"), for use at the 1999 Annual Meeting of the Company's Stockholders (the "Annual Meeting") to be held at 4540 West Valerio Street in Burbank, California at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors Proxy for the Annual Meeting, which you may use to vote on the proposals described in this Proxy Statement.

         All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted as indicated on the proposals described in this Proxy Statement unless otherwise directed. A record holder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

         The close of business on November 24, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At the record date, 12,390,581 shares of the Company's common stock, par value $.001 per share ("Common Stock"), were outstanding. The Common Stock is the only outstanding class of securities entitled to vote at the meeting. At the record date, the Company had approximately 868 stockholders of record. A stockholder is entitled to cast one vote for each share of Common Stock held on the record date (each a "Share") on all matters to be considered at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes for or against such matters. The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purposes of determining if a quorum is present.

         The Company's principal executive offices are located at 4540 West Valerio Street, Burbank, California 91505-1046 and its telephone number is (818) 841-7766. This Proxy Statement and the accompanying Proxy were mailed to all stockholders entitled to vote at the Annual Meeting on or about December 17, 1999.

                          ELECTION OF CLASS I DIRECTORS

         In accordance with the Company's Amended and Restated Certificate of Incorporation, as amended ("Certificate of Incorporation"), and Bylaws, as amended ("Bylaws"), the Company's Board of Directors (the "Board") is divided into three classes. At each annual meeting of the Company's stockholders, directors constituting one class are elected for three-year terms. The Company's Bylaws provide that the Board shall consist of not less than five and not more than nine members as determined from time to time by the Board. The Board currently consists of two Class I Directors, with terms expiring in 1999, three Class II Directors, with terms expiring in 2001, and three Class III Directors, with terms expiring in 2000. At the Annual Meeting, two Class I Directors will be elected. If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Directors may be removed only with cause by the vote of a majority of the stockholders then entitled to vote. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If either nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any postponement or adjournment thereof, the proxies will be voted for such nominee as shall be designated by the current Board to fill the vacancy. The Company has no reason to believe that either nominee will be unwilling or unable to serve if elected as a director.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

         The Board proposes the election of the following nominees as Class I
Directors:

                              Mr. Donald W. Iwerks
                                Mr. Gary J. Matus

         If elected, each nominee is expected to serve until the 2002 Annual Meeting of the Company's stockholders. The two nominees for election as Class I Directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE
OFFICERS

         The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of December 10, 1999.

                                               YEAR FIRST
                                               ELECTED OR
                                                APPOINTED
         NAME                       AGE          DIRECTOR     POSITION WITH COMPANY
         ----                       ---        ----------     ---------------------
NOMINEES:
CLASS I DIRECTORS
(terms to expire in 2002)

Donald W. Iwerks(1)                  70            1986        Co-Founder and Director
Gary J. Matus(2)                     51            1996        Director

CONTINUING DIRECTORS:
CLASS II DIRECTORS
(terms to expire in 2001)

Peter Guber                          57            1999        Director and Chairman of the Board
Peter Hanelt(2)(3)                   54            1998        Director
Dag Tellefsen(1)(3)                  57            1993        Director

CLASS III DIRECTORS
(terms to expire in 2000)

Bruce Beda(2)(3)                     59            1998        Director
Charles Goldwater                    48            1998        Chief Executive Officer, President and Director
Paul Schaeffer                       52            1999        Director and Vice Chairman of the Board

OTHER EXECUTIVE
OFFICERS:

Jon Corfino                          41                        Senior Vice President of Film and Executive
                                                               in Charge of Production
Jeffrey M. Dahl                      37                        Senior Vice President, Chief Financial Officer and Secretary

--------------------------------------
(1)  Member of the Nominating Committee
(2)  Member of the Audit Committee
(3)  Member of the Compensation Committee


         The executive officers of Iwerks are appointed by and serve at the discretion of the Board. There is no family relationship between any director and any executive officer of Iwerks.

         DONALD W. IWERKS is a co-founder of Iwerks and has been a director since Iwerks' inception. Mr. Iwerks served as Chief Technical Officer of Iwerks until his retirement in December 1995 and as Vice Chairman of the Board until September 1999. From 1950 to 1985, Mr. Iwerks was employed by the Walt Disney Studios, where from 1965 to 1985 he was head of the Technical Engineering and Manufacturing Division, which was responsible for the design and manufacture of all film projection systems used in the Disney theme parks.

         GARY J. MATUS has been a director of Iwerks since July 1996. Since May 1999, Mr. Matus has served as Chief Operating Officer of Themeware/Internet Toolbox. From December 1989 to May 1999, Mr. Matus held various positions with Bank of America, N.T. & S.A., including from October 1996, Executive Vice President and Chief Marketing Officer, responsible for the bank's marketing operations. Prior thereto, Mr. Matus served as Head of Trust Investment Management Private Banking (1995-1996), and as Head of the Entertainment and Media Industries Group at Bank of America (1989-1995).

         PETER GUBER joined Iwerks as a director and Chairman of the Board in September 1999. Mr. Guber is the co-founder of Mandalay Entertainment Group, which includes Mandalay Pictures, Mandalay Television, Mandalay Sports Entertainment, Mandalay Media Arts and Mandalay E-Media, and has served as its Chairman and Chief Executive Officer since its inception in 1995. Prior thereto, from 1989 to 1995, Mr. Guber served as Chairman and Chief Executive Officer of Sony Pictures Entertainment.

         PETER HANELT has been a director of Iwerks since July 1998. Since February 1998, Mr. Hanelt has served as Chief Executive Officer and Chief Financial Officer of Natural Wonders, Inc., a retailer of nature and science gifts. Prior thereto, from April 1997 to February 1998, Mr. Hanelt was a principal of Regent Pacific Management Corporation, a consulting firm. From October 1993 to April 1997, Mr. Hanelt was both Chief Operating Officer and Chief Financial Officer of Esprit de Corp, a wholesaler and retailer of apparel. Mr. Hanelt also serves as director of Shoe Pavilion, Inc., Patelco Credit Union, Interhealth Nutraceuticals and Natural Wonders, Inc.

         DAG TELLEFSEN has been a director of Iwerks since March 1993. Since 1982, Mr. Tellefsen has been the Managing General Partner of Glenwood Management, a venture capital firm and Company stockholder. Mr. Tellefsen also serves or has served as a director of ARIX Corp., KLA-Tencor Corporation and Octel Communications Corporation.

         BRUCE BEDA has been a director of Iwerks since July 1998. Since February 1995, Mr. Beda has served as President and Chief Executive Officer of Orion Partners LLC, a private investment and consulting company. From December 1986 to January 1995, Mr. Beda served as Chief Financial Officer of Venturedyne Ltd., a private manufacturing conglomerate. Mr. Beda presently serves on the board of directors of Stifel Financial Corp. and ECC International Corp.

         CHARLES GOLDWATER has been a director of Iwerks and served as its Chief Executive Officer and President since February 20, 1998. Mr. Goldwater served as Chairman of the Board until September 1999. From September 1995 to December 1997, Mr. Goldwater served as Chief Executive Officer and President of Mann Theatres (Cinamerica Theatres L.P.). Prior thereto, from 1990 to 1995, Mr. Goldwater was Senior Vice President and General Manager of Sony/Loews Theaters.

         PAUL SCHAEFFER joined Iwerks as a director and Vice Chairman of the Board in September 1999. Mr. Schaeffer is a co-founder of Mandalay Entertainment Group and has served as its Vice Chairman and Chief Operating Officer since its inception in 1995. Prior thereto, from 1989 to 1995, Mr. Schaeffer served as Executive Vice President of Sony Pictures Entertainment, overseeing worldwide corporate operations including Worldwide Administration, Financial Affairs, Human Resources, Corporate Affairs, Legal Affairs and Corporate Communications. During his tenure, Mr. Schaeffer also had supervisory responsibility for the rebuilding and renovation of Sony Pictures Studios.

         JON CORFINO has served as Iwerks' Senior Vice President of Film and Executive in Charge of Production since March 1998. Prior thereto, since July 1993, Mr. Corfino has held various positions with the Company, including Vice President of Attractions, Vice President of Owned and Operated Operations, Director of Studio Operations and Production Manager.

         JEFFREY M. DAHL, C.P.A. has served as Iwerks' Senior Vice President, Chief Financial Officer and Secretary since February 1999. From October 1996 to February 1999, Mr. Dahl served as Vice President and Controller of Iwerks. Prior thereto, from January 1994 to October 1996, Mr. Dahl served as Controller of ACT III Broadcasting Inc.

BOARD MEETINGS AND COMMITTEES

         The Board held a total of 6 meetings during the fiscal year ended June 30, 1999. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. During the fiscal year ended June 30, 1999, the Audit Committee held a total of 4 meetings. During the fiscal year ended June 30, 1999, each director attended at least 75% of the meetings of the Board held while he was a director and of the committees of the Board on which he served.

         The Audit Committee's functions include recommending to the Board the engagement of the Company's independent auditors, reviewing and approving the services performed by the independent auditors and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees, including the granting of options under the Company's various stock incentive plans. The Nominating Committee is responsible for proposing potential candidates for the Board. Currently, the members of the Audit Committee are Messrs. Gary J. Matus, Bruce Beda and Peter Hanelt, the members of the Compensation Committee are Messrs. Dag Tellefsen, Bruce Beda and Peter Hanelt and the members of the Nominating Committee are Messrs. Dag Tellefsen and Donald
W. Iwerks.

COMPENSATION OF DIRECTORS

         Upon the initial election or appointment to the Board of any person who is not then a current employee or officer of the Company (an "Outside Director"), such Outside Director is granted, effective as of the date of the first meeting of the Board attended by the Outside Director after his or her appointment or election, a ten-year option to purchase 10,000 shares of Common Stock. Each Outside Director who is then serving on the Board is granted effective on the date of each annual meeting of the Company's stockholders (or any special meeting in lieu of an annual meeting), a ten-year option to purchase the number of shares of Common Stock determined by dividing $50,000 by the per share fair market value of the Common Stock on the date of grant, up to a maximum of 25,000 shares. All of the above-described options vest over four years. In addition, each Outside Director receives an annual retainer fee of $8,000, which is paid quarterly. Further, each Outside Director is entitled to receive $1,000 for in-person Board meetings, $500 for telephonic Board meetings and committee meetings and reimbursement for travel expenses incurred on behalf of Iwerks. With the exception of reimbursement for travel expenses incurred on behalf of Iwerks, Messrs. Peter Guber and Paul Schaeffer do not receive any compensation for serving as directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Dag Tellefsen and Donald W. Iwerks served as members of the Board's Compensation Committee through July 16, 1998. Since July 16, 1998, the Compensation Committee has been composed of Messrs. Dag Tellefsen, Bruce Beda and Peter Hanelt. Mr. Iwerks is a co-founder of Iwerks and served as Chief Technical Officer of Iwerks until his retirement in December 1995. Beginning July 1997, in addition to his director fees, Mr. Iwerks has received and will continue to receive a monthly consulting fee of $5,000.

         The Company has no interlocking relationships involving any of its Compensation Committee members which would be required by the Securities and Exchange Commission (the "SEC") to be reported in this Proxy Statement and no officer or employee of the Company presently serves on its Compensation Committee.

REPORT OF COMPENSATION COMMITTEE

         The following report of the Compensation Committee to the Board shall not be deemed to be incorporated by reference into any filing by the Company under either the Securities Act of 1933, as amended ("Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

GENERAL

         The Compensation Committee of the Board (the "Committee") is responsible for establishing and administering the policies that govern executive compensation and benefit practices. All decisions of the Committee are subject to the approval of the Board. The Committee is currently comprised of Messrs. Dag Tellefsen, Bruce Beda and Peter Hanelt.

COMPENSATION PHILOSOPHY

         The Company's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with the Company's strategic goals, so as to align the interests of executive management with the long-term interests of the Company's stockholders, (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of the Company, (3) recognize outstanding individual contributions, and (4) provide compensation opportunities which are competitive to those offered by other entertainment technology companies of similar size and performance. To achieve these goals, the Company's executive compensation program consists of three main elements: (i) base salary, (ii) annual cash bonus and (iii) long-term incentives. Each element of compensation has an integral role in the total executive compensation program. The Company also provides to its employees (including the Chief Executive Officer and other officers of the Company) medical, dental, and long-term disability insurance and other customary employee benefits.

BASE SALARY

         Base salaries for executive officers are determined on an annual basis by evaluating each executive officer's position, duties, responsibilities, tenure, performance and potential contributions to the Company. This determination also takes into account the compensation practices of similarly situated companies for comparable positions. The financial performance of the Company also is considered. Finally, factors consistent with the Company's overall compensation policy are taken into account.

ANNUAL CASH BONUSES

         Executive officers are eligible for annual incentive bonuses in amounts determined at the discretion of the Committee. The Committee considers an award of an annual bonus subjectively, taking into account factors such as the financial performance of the Company, increases in stockholder value, the achievement of corporate goals and individual performance. None of the Company's executive officers earned bonus awards in fiscal 1999.

LONG-TERM INCENTIVES

         The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options. The Committee is responsible for selecting the individuals to whom grants should be made, the timing of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of the Company. The Committee considers the grant of each option subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry.

DETERMINATION OF CHIEF EXECUTIVE OFFICER'S COMPENSATION

         Mr. Goldwater has served as Chief Executive Officer of the Company since February 20, 1998. As Chief Executive Officer, Mr. Goldwater is compensated pursuant to an employment agreement described under "Certain Transactions with Management," below. Mr. Goldwater's overall compensation was established through arm's length negotiations with the Committee, which at the time consisted of Messrs. Dag Tellefsen and Don Iwerks, at a level which was based on his proven talent and executive expertise in the film exhibition industry and which is believed to be comparable to what would have been available to Mr. Goldwater at a company similar to Iwerks. Pursuant to Mr. Goldwater's employment agreement, Mr. Goldwater was compensated at an annual rate equal to $330,000 during his first year of employment with the Company, which commenced on February 20, 1998. Each year thereafter, his salary shall increase by 5% over the previous year's base salary. Mr. Goldwater also is eligible for a bonus at the discretion of the Board. For the year ended June 30, 1999, Mr. Goldwater did not receive a bonus.

SUMMARY

         The Committee believes that its executive compensation philosophy of paying its executive officers by means of base salaries, annual cash bonuses and long-term incentives, as described in this report, serves the interests of the Company and the Company's stockholders.

COMPENSATION COMMITTEE:                Dag Tellefsen
                                       Bruce Beda (Since July 16, 1998)
                                       Peter Hanelt (Since July 16, 1998)

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth, as to the Chief Executive Officer and as to each of the other five most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities for each of the three fiscal years ended June 30 indicated below.

                                              SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                               ANNUAL COMPENSATION                  COMPENSATION
                                 -----------------------------------------------    ------------
                                                                   OTHER ANNUAL     STOCK OPTION       ALL OTHER
 NAME & PRINCIPAL POSITION       YEAR        SALARY       BONUS    COMPENSATION(1)     AWARDS(2)      COMPENSATION
---------------------------      ----       ---------   --------   --------------   -------------     ------------
Charles Goldwater(3).......      1999       $ 330,000      --         $   12,000         --           $  11,255(4)
   Chief Executive Officer,      1998         134,538      --              4,000      250,000             1,890(5)
   President and Former
   Chairman of the Board

Bruce Hinckley(6)..........      1999       $ 138,583      --          $   8,000         --           $ 202,552(7)
   Former Executive Vice         1998         172,115      --              7,000         --               2,740(8)
   President, Chief Financial    1997         110,769    $37,000              --       37,474             --
   Officer and Secretary

Jeffrey M. Dahl(9).........      1999       $ 112,923      --         $   12,000       25,000          $  3,026(8)
   Senior Vice President,        1998          96,404      --              7,000         --               2,885(8)
   Chief Financial Officer       1997          60,308    $12,000              --       6,705              --
   and Secretary

Daniel Griesmer(10)........      1999       $ 131,580      --         $   12,000         --            $  3,797(8)
   Former Senior Vice            1998          40,000      --              5,968       75,000             --
   President -
   General Manager

Jon Corfino................      1999       $ 125,793      --         $   12,000       25,000          $  3,626(8)
   Senior Vice President         1998         116,495      --              7,000         --               2,526(8)
   of Film and Executive in      1997         114,799    $15,000              --       6,744              --
   Charge of Production

Jack Shishido(11)..........      1999       $ 156,923      --         $   12,000         --            $  3,508(8)
   Former Senior Vice
   President of Worldwide
   Sales

----------------------

(1) Represents a stipend to defray a portion of the Named Executive Officer's commuting expenses.

(2) All numbers reflect the number of shares of Common Stock subject to options granted during the fiscal year.

(3) Mr. Goldwater resigned as Chairman of the Board in September 1999 concurrent with Mr. Peter Guber's appointment as Chairman of the Board.


                                     Page 8


(4) Includes (i) $9,365 paid pursuant to the Company's 401(k) plan and (ii) $1,890 which represents the dollar value of term life insurance premiums paid by Iwerks.

(5)  Represents the dollar value of term life insurance premiums paid by Iwerks.

(6)  Mr. Hinckley resigned from his positions with Iwerks in February 1999.

(7) Includes (i) $200,000 in severance payments made pursuant to Mr. Hinckley's second amended and restated separation agreement with the Company and (ii) $2,552 paid pursuant to the Company's 401(k) plan.

(8)  Represents amounts paid pursuant to the Company's 401(k) plan.

(9) Mr. Dahl joined Iwerks as Vice President and Controller in October 1996 and was appointed Senior Vice President, Chief Financial Officer and Secretary in February 1999.

(10) Mr. Griesmer resigned from his position with Iwerks in December 1999.

(11) Mr. Shishido resigned from his position with Iwerks in August 1999.


OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding the grant of stock options made during the fiscal year ended June 30, 1999 to the Named Executive Officers.

                                          OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                  -----------------------------------------------------
                                                 PERCENT OF                               POTENTIAL REALIZABLE VALUE AT
                                                   TOTAL                                      ASSUMED ANNUAL RATES OF
                                                  OPTIONS                                 STOCK PRICE APPRECIATION FOR
                                                 GRANTED TO                                       OPTION TERM(1)
                                   NUMBER OF     EMPLOYEES     EXERCISE OR                -----------------------------
                                    OPTIONS      IN FISCAL     BASE PRICE    EXPIRATION
          NAME                     GRANTED(2)     YEAR(3)      PER SHARE(4)     DATE           5%              10%
-------------------------------    ---------     ----------    ------------  -----------  -------------  --------------
Charles Goldwater(5)...........       --             --            --            --           --              --
Bruce Hinckley(6)..............       --             --            --            --           --              --
Jeffrey M. Dahl(7).............      6,705(8)      1.49%          $1.8125      7/15/08     $ 7,643         $19,368
                                    25,000         5.56%           1.25        4/12/09      19,653         $49,804
Daniel Griesmer(9).............       --             --            --            --           --              --
Jon Corfino....................     19,213(10)     4.27%          $1.8125      7/15/08     $21,900         $55,500
                                    25,000         5.56%           1.25        4/12/09      19,653          49,804
Jack Shishido(11)..............       --             --            --            --           --              --
----------------------

(1) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option


                                     Page 9


     term. These amounts are calculated pursuant to applicable requirements of the SEC and do not represent a forecast of the future appreciation of the Common Stock.

(2) Each of the option grants set forth on this chart are exercisable with respect to one-fourth (1/4) of the total shares granted, rounded up to the nearest whole share, on the first anniversary of the date of grant, and thereafter exercisable with respect to one-forty-eighth (1/48) of the total shares, rounded up to the nearest whole share, on the first day of each month until all shares have become exercisable. The options may, at the discretion of the plan administrator, become immediately exercisable upon certain change of control events. All of the options set forth in this chart were granted for a term of 10 years.

(3) Options covering an aggregate of 449,563 shares were granted to eligible employees during the fiscal year ended June 30, 1999. Of these options, 89,986 were issued in exchange for outstanding options. See "Exchange of Stock Options," below.

(4) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(5) Mr. Goldwater resigned as Chairman of the Board in September 1999 concurrent with Mr. Peter Guber's appointment as Chairman of the Board.

(6)  Mr. Hinckley resigned from his positions with Iwerks in February 1999.

(7) Mr. Dahl was appointed as Iwerks' Senior Vice President, Chief Financial Officer and Secretary in February 1999.

(8) Represents options issued in exchange for outstanding options. See "Exchange Of Stock Options," below.

(9)  Mr. Griesmer resigned from his position with Iwerks in December 1999.

(10) Represents options issued in exchange for outstanding options. See "Exchange Of Stock Options," below.

(11) Mr. Shishido resigned from his position with Iwerks in August 1999.


STOCK OPTIONS HELD AT FISCAL YEAR-END

         During the fiscal year ended June 30, 1999, no Named Executive Officer exercised any stock options. The following table sets forth, for each of the Named Executive Officers, certain information regarding the number of shares of Common Stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the Common Stock on the Nasdaq National Market on June 30, 1999 ($1.06 per share).

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

                           NUMBER OF UNEXERCISED      VALUE OF ALL UNEXERCISED
                             OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                                 YEAR-END                AT FISCAL YEAR-END
                           ---------------------      ------------------------
                               EXERCISABLE/                  EXERCISABLE/
               NAME           UNEXERCISABLE                 UNEXERCISABLE
-------------------------- ---------------------      ------------------------
Charles Goldwater(1)......    116,665/133,335                   $0/0
Bruce Hinckley(2).........       37,474/0                       $0/0
Jeffrey M. Dahl(3)........       0/31,705                       $0/0
Daniel Griesmer(4)........     23,437/51,563                    $0/0
Jon Corfino...............     15,500/44,213                  $480/0
Jack Shishido(5)..........     18,750/56,250                    $0/0
------------------------

(1) Mr. Goldwater resigned as Chairman of the Board in September 1999 concurrent with Mr. Peter Guber's appointment as Chairman of the Board.

(2)  Mr. Hinckley resigned from his positions with Iwerks in February 1999.

(3) Mr. Dahl was appointed as Senior Vice President, Chief Financial Officer and Secretary in February 1999.

(4)  Mr. Griesmer resigned from his position with Iwerks in December 1999.

(5)  Mr. Shishido resigned from his position with Iwerks in August 1999.

EXCHANGE OF STOCK OPTIONS

         Competition for skilled executives in the movie exhibition industry is intense and the use of significant stock options for retention and motivation of such personnel is widespread in the entertainment industry. The Compensation Committee believes that stock options are a critical component of the compensation offered by the Company to promote longer-term retention of key employees, motivate high levels of performance and recognize employee contributions in the success of the Company. Since 1994, the market price of the Common Stock has generally decreased. In light of this decline in the market price, the Compensation Committee believed that the larger numbers of outstanding stock options with exercise prices in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, during the fiscal year ended June 30, 1999, the Compensation Committee approved a plan whereby employees of Iwerks were provided the opportunity to have certain of their stock options cancelled and exchanged for new stock options ("New Stock Options") with an exercise price of $1.8125, representing the fair market value of the Common Stock as of the grant date. The number of New Stock Options granted to an employee was equal to the number of stock options being cancelled multiplied by a fraction, the numerator of which was the new exercise price ($1.8125) and the denominator of which was the exercise price of those stock options being cancelled. All New Stock Options were subject to a new four-year vesting period and a new ten-year term. Three Named Executive Officers (Messrs. Jeffrey M. Dahl, Jon Corfino and Bruce Hinckley) elected to have certain of their stock options cancelled and exchanged as follows: (1) Mr. Dahl had (a) 10,000 stock options with an exercise price of $5.4375 cancelled and exchanged for 3,333 New Stock Options and (b) 10,000 stock options with an exercise price of $5.375 cancelled and exchanged for 3,372 New Stock Options;
(2) Mr. Corfino had (a) 20,000 stock options with an exercise price of $5.375 cancelled and exchanged for 6,744 New Stock Options, (b) 25,000 stock options with an exercise price of $5.00 cancelled and exchanged for 9,063 New Stock Options, (c) 6,500 stock options with an exercise price of $4.875 cancelled and exchanged for 2,417 New Stock Options and (d) 3,000 stock options with an exercise price of $5.50 cancelled and exchanged for 989 New Stock Options; and
(3) Mr. Hinckley had (a) 100,000 stock options with an exercise price of $6.625 cancelled and exchanged for 27,358 New Stock Options and (b) 30,000 stock options with an exercise price of $5.375 cancelled and exchanged for 10,116 New Stock Options.

         The cancellation and exchange of certain stock options held by any executive officer, including the Named Executive Officers, during the last 10 completed fiscal years is provided in the following table:

                                           NUMBER OF                                                      LENGTH OF
                                          SECURITIES       MARKET PRICE       EXERCISE                     ORIGINAL
                                           UNDERLYING       OF STOCK AT       PRICE AT         NEW       OPTION TERM
                                            OPTIONS           TIME OF          TIME OF       EXERCISE    REMAINING AT
                                            AMENDED          AMENDMENT        AMENDMENT       PRICE         DATE OF
           NAME                DATE           (#)               ($)              ($)           ($)        AMENDMENT
---------------------------  ---------  -----------------  ---------------  --------------  -----------  --------------
Charles Goldwater(1)               --                 --               --              --          --               --
Bruce Hinckley(2)             7/16/98          10,116(6)         $ 1.8125         $ 5.375    $ 1.8125       103 months
                              7/16/98          27,358(7)           1.8125           6.625      1.8125        98 months
Jeffrey M. Dahl(3)            7/16/98           3,372(8)         $ 1.8125         $ 5.375    $ 1.8125       103 months
                              7/16/98           3,333(9)           1.8125          5.4375      1.8125        99 months
Daniel Griesmer(4)                 --                 --               --              --          --               --
Jon Corfino                   7/16/98           6,744(10)        $ 1.8125         $ 5.375    $ 1.8125       103 months
                              7/16/98           9,063(11)          1.8125            5.00      1.8125        87 months
                              7/16/98           2,417(12)          1.8125           4.875      1.8125        80 months
                              7/16/98             989(13)          1.8125            5.50      1.8125        65 months
                              7/25/94           3,000(14)            5.50           25.50        5.50       113 months
Jack Shishido(5)                   --                 --               --              --          --               --
-------------------------

(1) Mr. Goldwater resigned as Chairman of the Board in September 1999 concurrent with Mr. Peter Guber's appointment as Chairman of the Board.

(2)  Mr. Hinckley resigned from his positions with Iwerks in February 1999.

(3) Mr. Dahl was appointed as Senior Vice President, Chief Financial Officer and Secretary in February 1999.

(4)  Mr. Griesmer resigned from his position with Iwerks in December 1999.

(5)  Mr. Shishido resigned from his position with Iwerks in August 1999.

(6) Represents 30,000 stock options that were cancelled and exchanged for 10,116 New Stock Options.


                                     Page 12


(7) Represents 100,000 stock options that were cancelled and exchanged for 27,358 New Stock Options.

(8) Represents 10,000 stock options that were cancelled and exchanged for 3,372 New Stock Options.

(9) Represents 10,000 stock options that were cancelled and exchanged for 3,333 New Stock Options.

(10) Represents 20,000 stock options that were cancelled and exchanged for 6,744 New Stock Options.

(11) Represents 25,000 stock options that were cancelled and exchanged for 9,063 New Stock Options.

(12) Represents 6,500 stock options that were cancelled and exchanged for 2,417 New Stock Options.

(13) Represents 3,000 stock options that were cancelled and exchanged for 989 New Stock Options.

(14) Represents 3,000 stock options with an exercise price of $25.50 that were cancelled and exchanged for 3,000 new stock options with an exercise price of $5.50, representing the fair market value of the Common Stock as of the grant date. These new stock options were subject to a new four-year vesting period and a new ten-year term.

COMPENSATION COMMITTEE:                      Dag Tellefsen
                                             Bruce Beda (Since July 16, 1998)
                                             Peter Hanelt (Since July 16, 1998)

CERTAIN TRANSACTIONS WITH MANAGEMENT

         Donald W. Iwerks, the Company's Chief Technical Officer, retired from full time employment with the Company effective December 31, 1995. Beginning January 1, 1997, Mr. Iwerks began receiving "Outside Director" fees. Mr. Iwerks continued to work on a part-time basis, generally two or three days a week, and as compensation for this work he received a $50,000 advisory fee for services rendered through June 30, 1997 and continued to receive Company health benefits coverage until September 1, 1997. Beginning July 1997, in addition to his director fees, Mr. Iwerks has received and will continue to receive a monthly consulting fee of $5,000.

         Iwerks has entered into an employment agreement with Mr. Charles Goldwater effective February 20, 1998 pursuant to which Mr. Goldwater shall serve as Chairman of the Board, Chief Executive Officer and President for an initial three-year term (the "Initial Term"). Mr. Goldwater resigned as Chairman of the Board in September 1999 concurrent with Mr. Peter Guber's appointment as Chairman of the Board. Iwerks may extend the term of the agreement for an additional two-year period (the "Additional Term") upon the same terms and conditions as during the Initial Term. Mr. Goldwater's base salary for the period ended June 30, 1998 was payable at an annual rate of $330,000. Commencing on the first day of the fiscal year ended June 30, 1999, Mr. Goldwater's base salary for each fiscal year during the Initial Term and the Additional Term shall be increased by an amount equal to 5% of the base salary prevailing during the prior fiscal year. Commencing in fiscal 1999, Mr. Goldwater is entitled to a performance based bonus, the amount of which will vary depending upon the performance of Iwerks as compared to the goals established by the Compensation Committee of the Board on an annual basis. Mr. Goldwater was granted options to purchase 250,000 shares of Common Stock upon commencement of his employment. Of the 250,000 options, 150,000 were priced at the closing sale price of the Common Stock on February 19, 1998 (the "Closing Price"), the date prior to the execution of the employment agreement. Of the remaining options, 50,000 are priced at 125% of the Closing Price and 50,000 are priced at 150% of the Closing Price. Of the options granted to Mr. Goldwater, 50,000 vested on February 20, 1998 with the remaining options vesting in equal monthly installments over four years from the date of the grant.

         Iwerks has entered into an employment agreement with Mr. Daniel Griesmer effective March 2, 1998 pursuant to which Mr. Griesmer shall serve as Senior Vice President - General Manager for an initial two-year term (the "Initial Term"). Iwerks may extend the term of the agreement for an additional two-year period (the "Additional Term") upon the same terms and conditions as during the Initial Term. Mr. Griesmer's base salary for the period ended June 30, 1998 was payable at an annual rate of $130,000. Commencing on March 2, 1999, Mr. Griesmer's base salary for each subsequent year during the Initial Term and the Additional Term shall be increased by an amount equal to 4% of the base salary prevailing during the prior year. Commencing in fiscal 1999, Mr. Griesmer is entitled to a performance based bonus, the amount of which will vary depending upon the performance of Iwerks as compared to the goals established by the Compensation Committee of the Board on an annual basis. Mr. Griesmer was granted options to purchase 75,000 shares of Common Stock upon commencement of his employment. Of the 75,000 options, 60,000 were priced at the closing sale price of the Common Stock on February 27, 1998 (the "Closing Price"), the trading day prior to the effective date of the employment agreement. The remaining 15,000 options are priced at 125% of the Closing Price. Of the options granted to Mr. Griesmer, 18,750 vested on March 2, 1999 with the remaining options vesting in equal monthly installments over the following three years.

         Effective December 3, 1999, Mr. Griesmer's employment with Iwerks terminated. Pursuant to Mr. Griesmer's separation agreement with the Company, Mr. Griesmer will continue to receive his salary, auto allowance and benefits (excluding short term disability, long term disability and 401(k) participation) through February 29, 2000 pursuant to the same terms and conditions of his current employment relationship with the Company. In addition, Mr. Griesmer agrees to make himself available through

February 29, 2000 to provide transition services to the Company. Finally, all options held by Mr. Griesmer on the date of termination became vested and immediately exercisable and shall remain exercisable until February 28, 2001, at which time, to the extent unexercised, they shall terminate.

         Iwerks has entered into an employment agreement with Mr. Jack Shishido effective June 29, 1998 pursuant to which Mr. Shishido shall serve as Senior Vice President - Worldwide Sales and Marketing for an initial two-year term (the "Initial Term"). Iwerks may extend the term of the agreement for an additional two-year period (the "Additional Term") upon the same terms and conditions as during the Initial Term. Mr. Shishido's base salary for the period ended June 30, 1998 was payable at an annual rate of $160,000. Commencing on August 3, 1999, Mr. Shishido's base salary for each year during the Initial Term and each year during the Additional Term shall be increased by an amount equal to 4% of the base salary prevailing during the prior year. Commencing in fiscal 1999, Mr. Shishido is entitled to a performance based bonus, the amount of which will vary depending upon the performance of Iwerks as compared to the goals established by the Compensation Committee of the Board on an annual basis. Mr. Shishido was granted options to purchase 75,000 shares of Common Stock. Of the 75,000 options, 45,000 were priced at the closing sale price of the Common Stock on June 28, 1998 (the "Closing Price"), the trading day prior to the effective date of the employment agreement. Of the remaining options, 15,000 are priced at 125% of the Closing Price, and 15,000 are priced at 150% of the Closing Price. Of the options granted to Mr. Shishido, 18,750 vested on June 29, 1999 with the remaining options vesting in equal monthly installments over the following three years.

         Effective August 27, 1999, Mr. Shishido's employment with Iwerks terminated. Pursuant to Mr. Shishido's separation agreement with the Company, Mr. Shishido will continue to receive his salary, auto allowance and benefits (excluding short term disability, long term disability and 401(k) participation) for the 6-month period following his termination of employment with the Company pursuant to the same terms and conditions of his current employment relationship with the Company. Finally, all options held by Mr. Shishido on the date of termination were terminated.

         Iwerks entered into agreements with Messrs. Goldwater, Corfino and Dahl that would protect each officer in the case of a termination without "cause," a "defacto termination" or a "change in control" of Iwerks, each as defined below. These agreements are intended to provide certain benefits to the officers upon the occurrence of any of these events. For "cause" is defined to mean (a) an act of fraud, embezzlement or similar conduct by the officer involving Iwerks, (b) any action by the officer involving the arrest of such officer for violation of any criminal statute constituting a felony or a misdemeanor involving moral turpitude if the Board reasonably determines that the continuation of the officer's employment after such event would have an adverse impact on the operations or reputation of Iwerks in the financial community, (c) gross misconduct or habitual negligence in the performance of the officer's duties,
(d) an act constituting a breach of the officer's fiduciary duty to Iwerks under the Delaware General Corporation Law, as amended, or (e) a continuing, repeated and willful failure or refusal by the officer to perform his duties. A "defacto termination" is defined to include any of the following events: (a) Iwerks reduces the officer's base salary in an aggregate amount in excess of 10% from that paid in the prior fiscal year, except as part of a general reduction of compensation of executive officers, (b) Iwerks fails to cause the officer to remain an executive officer of Iwerks, (c) the officer was not afforded the authority, powers, responsibilities and privileges customarily accorded to an executive with his or her title or (d) Iwerks requires the officer's primary services to be rendered in an area other than Iwerks' principal offices in the greater Los Angeles metropolitan area.

         With respect to Mr. Goldwater, a "change in control" is defined to mean
(a) the acquisition by any individual, entity or group (within the meaning of the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities of Iwerks entitled to vote in the election of directors, (b) liquidation, dissolution, reorganization, merger or consolidation of Iwerks, except where (i) more than

60% of the combined voting power of the then outstanding voting securities of the resulting corporation entitled to vote in the election of directors shall be owned by substantially all of the persons who were owners immediately prior to such event in substantially the same proportions as their respective ownership immediately prior to such event, (ii) no person owns 25% or more of the combined voting power of the resulting corporation or (iii) at least a majority of the members of the Board shall have been members of the Board at the time of the execution of the initial agreement providing for such event or (c) a change in the membership of the Board such that the directors sitting on the Board on the date of each respective agreement referred to herein cease to constitute at least a majority of the Board following the event.

         With respect to Messrs. Corfino and Dahl, a "change in control" is defined to mean (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of Iwerks entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that neither of the following acquisitions shall constitute a change in control:
(i) any acquisition by Iwerks or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Iwerks or any corporation controlled by Iwerks; (b) individuals who, as of the date of the agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election by the stockholders of Iwerks, shall be approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; (c) approval by the stockholders of Iwerks of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (i) more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger, or consolidation, which may be Iwerks (the "Resulting Corporation"), entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their respective ownership of Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation; (ii) no Person (excluding Iwerks, any employee benefit plan (or related trust) of Iwerks, the Resulting Corporation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the combined voting power of Outstanding Voting Securities) shall own beneficially, directly or indirectly 25% or more of the combined voting power of the Resulting Corporation Voting Securities and (iii) at least a majority of the members of the Board shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation or (d) approval by the stockholders of Iwerks of (x) a complete liquidation or dissolution of Iwerks or (y) the sale or other disposition of all or substantially all of the assets of Iwerks, other than to a corporation (the "Buyer") with respect to which (i) following such sale or other disposition, more than 60% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors ("Buyer Voting Securities"), shall be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownership of Outstanding Voting Securities, immediately prior to such sale or other disposition; (ii) no Person (excluding Iwerks and any employee benefit plan (or related trust) of Iwerks or Buyer and any Person that shall immediately prior to such sale or other disposition own beneficially, directly or indirectly, 25% or more of the combined voting power of Outstanding Voting Securities), shall own beneficially, directly or indirectly, 25% or more of the combined voting power of the Buyer Voting Securities and (iii) at least a majority of the members of the board of directors of the Buyer shall have been members of the

Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition or assets of Iwerks.

         In the event of a termination without cause or a defacto termination,
(a) Mr. Goldwater will receive (i) a cash amount equal to the base salary which would have been payable to him over the remaining term of his employment agreement, but not less than 18 months (24 months if termination occurs during, or upon the expiration of, the initial term of Mr. Goldwater's employment agreement), as computed based on Mr. Goldwater's base salary at the date of notice of termination, (ii) a cash amount equal to the pro rated portion, based on time served, of the performance bonus which would have been paid to him under Iwerks' performance bonus plan for the fiscal year in which the termination occurs, if his employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals, (iii) his automobile allowance, (iv) paid up COBRA benefits for himself and his family and
(v) other applicable benefits under Iwerks' operative employee benefit and welfare plans then in effect; and (b) Messrs. Corfino and Dahl will receive (i) a cash amount equal to their respective base salaries which would have been payable to them over the 12 months following the date of termination (18 months if termination occurred on or before July 1, 1999), computed at the annual rate in effect at the date of termination, (ii) a cash amount equal to the pro rated portion, based on time served, of the performance bonus which would have been paid to them under Iwerks' performance bonus plan for the fiscal year in which the termination occurs, if their respective employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals, and (iii) paid up COBRA benefits for themselves and their respective families for 12 months following termination (18 months if termination occurred on or before July 1, 1999). Each of the benefit packages described above shall be referred to herein as a "Separation Package." Additionally, all the stock options held by these officers which are not vested as of the date of termination (and in the case of Mr. Goldwater, during the 12-month period following termination) shall become vested and immediately exercisable and shall remain exercisable for a period of (a) with respect to Mr. Goldwater, three years following the date of termination and (b) with respect to Messrs. Corfino and Dahl, 12 months following the date of termination (18 months if termination occurred on or before July 1, 1999).

         In the event of a change in control, Mr. Goldwater may terminate his employment commencing with the third month anniversary of the change in control and terminating on the six-month anniversary of the change in control and receive (i) a cash amount equal to the base salary which would have been payable to him over the remaining term of his employment agreement, but not less than 24 months, as computed based on Mr. Goldwater's base salary at the date of notice of termination, (ii) a cash amount equal to the pro rated portion, based on time served, of the performance bonus which would have been paid to him under Iwerks' performance bonus plan for the fiscal year in which the termination occurs, if his employment had continued through the end of the fiscal year and Iwerks had achieved 100% of its scheduled performance goals, (iii) his automobile allowance, (iv) paid up COBRA benefits for himself and his family and (v) other applicable benefits under Iwerks' operative employee benefit and welfare plans then in effect for the remaining term of his employment agreement, but not less than 24 months. In addition, upon the occurrence of a change in control, all options then held by Mr. Goldwater which are not yet vested shall vest as of the date of a change in control, shall become immediately exercisable and shall remain exercisable for a three-year period following the change in control.

         In the event of a change in control, Messrs. Corfino and Dahl may terminate their respective employment with Iwerks effective 30 days after the giving of notice at any time commencing with the sixth-month anniversary of the change in control and terminating on the one-year anniversary of the change in control and receive their respective Separation Packages. Also, if Iwerks terminates either of their respective employment for any reason at any time within the one-year period following the date of a change in control, then such officer shall receive his respective Separation Package. In addition to the Separation Package and without regard to whether the officer's employment is terminated following a change in control, upon the occurrence of a change in control, all options then held by such officer which are not yet vested shall vest as of the date of a change in control and shall become immediately exercisable. These options shall remain exercisable for 12 months following the date of the change in control.

         Effective February 5, 1999, Mr. Hinckley's employment with Iwerks terminated. Pursuant to Mr. Hinckley's second amended and restated separation agreement with the Company, Mr. Hinckley has received $200,000. Mr. Hinckley also received paid up COBRA benefits for himself and his family for the 3 months following the date of termination. Finally, all options held by Mr. Hinckley on the date of termination became vested and immediately exercisable and shall remain exercisable for a period of 15 months following the date of termination, at which time, to the extent unexercised, they shall terminate.

         Effective September 8, 1999, Iwerks sold for $250,000 to family trusts established by Messrs. Peter Guber and Paul Schaeffer (the "Trusts"), warrants to purchase approximately 10% of its outstanding Common Stock at exercise prices ranging from $1.43 per share to $3.00 per share (the closing sale price of the Common Stock on the date of sale was $0.8125). The warrants may not be exercised until September 8, 2001 unless (a) the closing price of Common Stock on its trading market is at least $4.00 per share on each of the ten consecutive trading days prior to the date that notice of exercise is given, or (b) a change of control of Iwerks occurs. Thereafter, the warrants may be exercised at any time until September 7, 2004. Iwerks has the right to redeem the unexercised portion of the warrants at any time after September 8, 2001 for the ratable portion of the warrant purchase price if the closing price of the Common Stock on its trading market is more than $10.00 per share on each of the 30 consecutive trading days prior to the date that notice of redemption is given.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended June 30, 1999, all of the Company's executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

                                PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the holders of the Common Stock with the cumulative return of The Nasdaq Stock Market (U.S. & Foreign) Index and The NASDAQ Miscellaneous Amusement & Recreation Service Index for the period commencing July 1, 1994 and ending on June 30, 1999. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                       AMONG IWERKS ENTERTAINMENT, INC.,
         THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX AND THE NASDAQ
               MISCELLANEOUS AMUSEMENT & RECREATION SERVICE INDEX

[GRAPH OMITTED]

                                                                         CUMULATIVE TOTAL RETURN*
                                                             -------------------------------------------------------
                                                             6/94     6/95      6/96      6/97      6/98       6/99
IWERKS ENTERTAINMENT, INC.                                    100       60       149        66        25         16
THE NASDAQ MISCELLANEOUS AMUSEMENT & RECREATION
   SERVICE INDEX                                              100      129       159       129       142        134
THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX                100      133       169       206       268        378

* The total return assumes that dividends were reinvested and is based on a $100 investment.

     PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A ONE-FOR-THREE AND ONE-HALF
             REVERSE STOCK SPLIT OF THE SHARES OF THE COMMON STOCK

GENERAL

         The Board has unanimously adopted a resolution approving, and recommending to the Company's stockholders for their approval, an amendment to Article Fourth of the Company's Certificate of Incorporation, authorizing a one-for-three and one-half reverse stock split of the shares of Common Stock (the "Reverse Stock Split"). The form of the proposed amendment is annexed to this Proxy Statement as Annex "A" (the "Reverse Stock Split Amendment"). The Reverse Stock Split Amendment will effect a one-for-three and one-half reverse stock split of the shares of Common Stock issued and outstanding, or held as treasury shares, but will not change the number of authorized shares of Common Stock.

REASONS FOR THE REVERSE SPLIT

         The Common Stock currently is listed on the Nasdaq National Market. The continued listing requirements of the Nasdaq National Market require, among other things, that the Common Stock maintain a minimum bid price of $1.00 per share. The bid price of the Common Stock has ranged between a low of $.6562 and a high of $1.3438 between July 1, 1999 and December 15, 1999. Nasdaq has informed the Company that it must have a definitive plan to attain compliance with the minimum bid price requirement and that the Reverse Stock Split would satisfy the requirement that the Company have a definitive plan in place. If it does not come into compliance with this requirement, the Common Stock will be delisted from the Nasdaq National Market.

         The Board has determined that the continued listing of the Common Stock on the Nasdaq National Market is in the best interests of the Company's stockholders. If the Common Stock were delisted from the Nasdaq National Market, trading, if any, would thereafter be conducted on either the Nasdaq SmallCap Market or the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq National Market or Nasdaq SmallCap Market inclusion/maintenance requirements. As with the Nasdaq National Market, one of the maintenance requirements of the Nasdaq SmallCap Market is that securities maintain a minimum bid price of $1.00. Accordingly, in the event that the shares of Common Stock do not satisfy the $1.00 minimum bid price required by the Nasdaq National Market, the Common Stock may not be eligible for inclusion on the Nasdaq SmallCap Market. The Board believes a delisting from the Nasdaq National Market, could, among other things, decrease the liquidity of the outstanding Common Stock and consequently reduce the trading price and increase the transaction costs of trading these shares.

         In addition, a higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of the Common Stock. Certain institutional investors have internal policies preventing the purchase of low-priced stocks and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts. Further, a variety of brokerage house policies and practices tend to discourage brokers within those firms from dealing in low-priced stocks. Moreover, the Board believes that the perception of the investment community may be negative toward common stock that sells below $1.00 per share and that the Reverse Stock Split may improve the perception of the Common Stock as an investment.

         The Company believes that if the Reverse Stock Split is approved by the stockholders and thereafter effected, the bid price of the Common Stock will likely increase substantially over the $1.00 minimum bid price requirement thereby permitting the Company to continue to list the Common Stock on the Nasdaq National Market. There can be no assurance, however, that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the

Reverse Stock Split or that the market price of the post-split Common Stock can be maintained above $1.00.

POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT.

         Pursuant to the Reverse Stock Split, each holder of three and one-half shares of Common Stock (the "Old Common Stock"), immediately prior to the effectiveness of the Reverse Stock Split would become the holder of one share of Common Stock (the "New Common Stock"), after consummation of the Reverse Stock Split.

         Although the Reverse Stock Split, will not, by itself, impact the Company's assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of the Company's equity capital. The Board believes that this risk is outweighed by the benefits of the continued listing of the Common Stock on the Nasdaq National Market.

         If approved, the Reverse Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

SHARES OF COMMON STOCK ISSUED AND OUTSTANDING OR HELD AS TREASURY SHARES

         The Company is currently authorized to issue a maximum of 50,000,000 shares of Common Stock. As of the Record Date, there were 12,390,581 shares of Common Stock issued and outstanding, or held as treasury shares. Although the number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding, or held as treasury shares, will be reduced to a number that will be approximately equal to (a) the number of shares of Common Stock issued and outstanding, or held as treasury shares, immediately prior to the effectiveness of the Reverse Stock Split, divided by (b) three and one-half.

         With the exception of the number of shares issued and outstanding, or held as treasury shares, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Stock Split will remain the same. It is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of the Company's stockholders, or any aspect of the Company's business would materially change as a result of the Reverse Stock Split.

         The Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act.

INCREASE OF SHARES OF COMMON STOCK AVAILABLE FOR FUTURE ISSUANCE

         As a result of the Reverse Stock Split, there will be a reduction in the number of shares of Common Stock issued and outstanding, or held as treasury shares, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the Reverse Stock Split (the "Increased Available Shares"). The Increased Available Shares could be used for any proper corporate purpose approved by the Board including, among others, future financing transactions.

         Because the Reverse Stock Split will create the Increased Available Shares, the Reverse Stock Split may be construed as having an anti-takeover effect. Although neither the Board nor the management of the Company views the Reverse Stock Split as an anti-takeover measure, the Company could use the Increased Available Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company.

EFFECTIVENESS OF THE REVERSE STOCK SPLIT

         The Reverse Stock Split, if approved by the Company's stockholders, would become effective (the "Effective Date") upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of the Company's Certificate of Incorporation in substantially the form of the Reverse Stock Split Amendment attached to this Proxy Statement as Annex "A." It is expected that such filing will take place on or shortly after the date of the Annual Meeting, assuming the stockholders approve the Reverse Stock Split. However, the exact timing of the filing of the Reverse Stock Split Amendment will be determined by the Board based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders, and the Board reserves the right to delay filing the Reverse Stock Split Amendment for up to twelve months following stockholder approval thereof. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split Amendment if, at any time prior to filing the Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders.

         Commencing on the Effective Date, each Old Common Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split and any cash which may be payable in lieu of fractional shares. As soon as practicable after the Effective Date, stockholders will be notified as to the effectiveness of the Reverse Stock Split and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock (and, if applicable, cash in lieu of fractional shares). The Company intends to use U.S. Stock Transfer Corporation as its exchange agent in effecting the exchange of certificates following the effectiveness of the Reverse Stock Split.

         On the Effective Date, the interest of each stockholder of record who owns fewer than three and one-half shares of Common Stock will thereby be terminated, and he, she or it will have no right to vote as a stockholder or share in the assets or any future earnings of the Company.

FRACTIONAL SHARES

         The Company will not issue fractional shares in connection with the Reverse Stock Split. Instead, holders of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates, formerly representing shares of the Old Common Stock, in lieu of such fractional shares, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of
(i) the fractional shares to which a holder would otherwise be entitled, multiplied by (ii) three and one half times the closing sale price per share of the Old Common Stock as quoted on the Nasdaq National Market on the business day prior to the Effective Date. No interest shall be payable on the Cash-in-Lieu Amount.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

         The receipt of New Common Stock solely in exchange for Old Common Stock generally will not result in recognition of gain or loss to the stockholders. The adjusted tax basis of a stockholder's New Common Stock will be the same as the adjusted tax basis of the shares of Old Common Stock exchanged therefor, and the holding period of the New Common Stock will include the holding period of the Old Common Stock exchanged therefor. Generally, stockholders who receive cash in lieu of fractional shares will be treated as if they had received such fractional shares and then had them redeemed by the Company; and such stockholders generally will recognize gain or loss equal to the difference between the amount of cash received and their basis in such fractional shares. No gain or loss will be recognized by the Company as a result of the Reverse Stock Split.

APPRAISAL RIGHTS

         No appraisal rights are available under the Delaware General Corporation Law or under the Company's Certificate of Incorporation or Bylaws to any stockholder who dissents from the proposal to approve the Reverse Stock Split Amendment.

VOTE REQUIRED

         The Board has unanimously approved the Reverse Stock Split Amendment. Stockholder approval of the Reverse Stock Split Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against the proposal.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE ONE-FOR-THREE AND ONE-HALF REVERSE STOCK SPLIT OF SHARES OF THE COMPANY'S COMMON STOCK.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

         The following table sets forth as of November 15, 1999 certain information relating to the ownership of Common Stock by (a) each person known by Iwerks to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (b) each of the directors of Iwerks, (c) each of the Named Executive Officers and (d) all of the executive officers and directors of Iwerks as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of these persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment powers). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by that person (and only that person) by reason of these acquisition rights on or before January 14, 2000, regardless of whether the market price for the shares underlying such acquisition rights is substantially lower than the price at which the shares may be acquired. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. Unless otherwise indicated, the address of each person is c/o Iwerks Entertainment, Inc., 4540 West Valerio Street, Burbank, California 91505-1046.

                                                  Number            Percent
                                                    of              of Class
Name and Address                                  Shares             Owned
--------------------------------------------   -----------         ---------
Charles Goldwater(1)........................      171,666            1.39%

Donald W. Iwerks(2).........................      780,579            6.30

Gary J. Matus(3)............................       46,484              *

Dag Tellefsen(4)............................      618,598            4.99

Jon Corfino(5)..............................       25,301              *

Peter Hanelt(6).............................       24,792              *

Peter Guber.................................            0              *

Paul Schaeffer..............................            0              *

Daniel Griesmer(7)..........................       75,000              *

Jack Shishido(8)............................        5,000              *

Jeffrey M. Dahl(9)..........................       12,376              *

Bruce Hinckley(10)..........................       52,474              *

Bruce Beda(11)..............................       39,790              *

Heartland Advisors, Inc.(12)................    3,394,022            27.39
709 North Milwaukee Street
Milwaukee, WI  53202


                                    Page 24


Dimensional Fund Advisors, Inc.(13).........      844,420            6.82
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

All executive officers and directors as         1,752,398           14.48
a group (11 persons)(14)....................
--------------------------
* Less than one percent.

(1) Includes 141,666 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000.

(2) Includes 760,970 shares of Common Stock held by the Donald and Betty Iwerks 1995 Family Trust and 19,609 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000. Mr. Iwerks resigned as Chief Technical Officer of Iwerks effective as of December 31, 1995. Mr. Iwerks currently serves on the Board and is a consultant to Iwerks.

(3) Includes 41,484 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000.

(4) Includes 49,409 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000. Includes 530,031 shares of Common Stock owned by Meriken Nominees Limited as nominee for Glenwood Ventures, 37,408 shares owned by Glenwood Management and 1,750 shares owned by Dag Tellefsen and Associates, all of which Mr. Tellefsen disclaims beneficial interest. Mr. Tellefsen is a principal of Glenwood Ventures, Glenwood Management and Dag Tellefsen and Associates.

(5) Includes 22,301 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000.

(6) Includes 9,792 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000.

(7) Consists of options to purchase shares of Common Stock which are or will become exercisable on or before January 14, 2000. Mr. Griesmer resigned from his position with Iwerks in December 1999.

(8)  Mr. Shishido resigned from his position with Iwerks in August 1999.

(9) Includes 2,376 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000.

(10) Includes 37,474 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000. Mr. Hinckley resigned from his positions with Iwerks in February 1999.

(11) Includes 9,790 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000.

(12) Based on information provided by a representative of Heartland Advisors, Inc. to the Company on October 7, 1999.

(13) Based on information contained in a Schedule 13G dated February 11, 1999.


                                    Page 25


(14) Includes 293,560 shares of Common Stock underlying options which are or will become exercisable on or before January 14, 2000.

                              STOCKHOLDER PROPOSALS

         Any stockholder who intends to present a proposal at the 2000 Annual meeting of the Company's stockholders for inclusion in the Company's proxy statement and proxy form relating to such annual meeting must submit such proposal to the Company at its principal executive offices by June 30, 2000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Ernst & Young, LLP, independent public accountants, were selected by the Board to serve as independent public accountants of the Company for the year ended June 30, 1999. The Audit Committee has not yet had the opportunity to review with Ernst & Young, LLP the proposed terms of their engagement to audit the Company's financial statements for the fiscal year ending June 30, 2000; and until the terms of such engagement have been finalized and agreed upon, the Audit Committee cannot finalize its selection of independent public accountants for such year. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting, and will be afforded the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from stockholders.

                             SOLICITATION OF PROXIES

         It is expected that the solicitation of proxies will be primarily by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED JUNE 30, 1999 WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, IWERKS ENTERTAINMENT, INC., 4540 WEST VALERIO STREET, BURBANK, CALIFORNIA 91505-1046.

                                        ON BEHALF OF THE BOARD OF DIRECTORS

                                        /s/ JEFFREY M. DAHL

                                        Jeffrey M. Dahl
                                        Secretary

4540 West Valerio Street,
Burbank, California 91505-1046
December 17, 1999

                                                                    ANNEX "A"

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           IWERKS ENTERTAINMENT, INC.

         Iwerks Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of Iwerks Entertainment, Inc., at a duly called meeting, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation, as amended, of said corporation (the "Certificate"), declaring said amendment to be advisable and proposing that said amendment be considered by the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Board of Directors declares that it is advisable to amend and restate Article Fourth, of the Certificate in its entirety as follows:

                  "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 51,000,000 consisting of
         (i) 50,000,000 shares of common stock, par value $.001 per share (the "Common Stock"); and (ii) 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

                  Simultaneously with the effective date of the filing of this amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended, (the "Effective Date"), each share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as .285714285 of one share of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) 3.5 times the closing sale price per share of the Old Common Stock as quoted on the Nasdaq National Market on the day prior to the Effective Date. No interest shall be payable on the Cash-in-Lieu Amount.

                  Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware."

         SECOND: That thereafter, the stockholders of said corporation, at a duly called meeting of the stockholders, voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Iwerks Entertainment, Inc. has caused this certificate to be signed by Jeffrey M. Dahl, its Chief Financial Officer, this ___ day of _______, ____.

                                   IWERKS ENTERTAINMENT, INC.

                                   By: ________________________________________
                                       Jeffrey M. Dahl, Chief Financial Officer

                           IWERKS ENTERTAINMENT, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

         The undersigned, a stockholder of IWERKS ENTERTAINMENT, INC., a Delaware corporation (the "Company"), hereby appoints Charles Goldwater and Jeffrey M. Dahl, and each of them, as the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company (the "Meeting"), to be held on January 13, 2000, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

         The Board of Directors recommends a WITH vote on Proposal 1 and a FOR vote on Proposal 2.

         1. ELECTION OF CLASS I DIRECTORS, as provided in the Company's Proxy Statement:

                         ___ WITH   ___ WITHOUT   Authority to vote for the
                                                  nominees listed below.

                  (INSTRUCTIONS:  TO WITHHOLD AUTHORITY FOR THE NOMINEES, LINE
                  THROUGH OR OTHERWISE STRIKE OUT   NAMES BELOW)

                         Mr. Donald W. Iwerks               Mr. Gary J. Matus

         2. The approval of the amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a one-for-three and one-half reverse stock split of the shares of the common stock, par value $.001 per share, of the Company (the "Reverse Stock Split Amendment").

                         ____ FOR             ____ AGAINST         ____ ABSTAIN

         The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said proxy may lawfully do by virtue hereof. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

         This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE CLASS I DIRECTORS NAMED, THE APPROVAL OF THE REVERSE STOCK SPLIT AMENDMENT, AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

         The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated December 17, 1999 relating to the Meeting.

                                   Date:  ___________, _____



                                   ----------------------------------------



                                   ----------------------------------------
                                   Signature(s) of Stockholder(s)
                                   (See Instructions Below)

                                   The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

                           THIS PROXY IS SOLICITED BY
              THE BOARD OF DIRECTORS OF IWERKS ENTERTAINMENT, INC.